EXHIBIT 11.4


CPI CORP. COMPUTATION OF EARNINGS PER COMMON SHARE - BASIC
(in thousands of dollars or shares except per share amounts)
Twenty-four Weeks Ended July 24, 1999 and July 25, 1998

                                         Twenty-four Weeks Ended
                                         ----------------------
                                          July 24,    July 25,
                                            1999        1998
                                         ---------    ---------
Basic:
  Net earnings (loss) applicable to
    common shares                        $   (886)    $    881
                                         =========    =========
Shares:
  Weighted average number of
    common shares outstanding              17,772       17,588
  Less:  Treasury stock - weighted
    average                                (7,864)      (7,623)
                                         ---------    ---------
  Weighted average number of common
    and common equivalent shares
    outstanding                             9,908        9,965
                                         =========    =========
Net earnings (loss) per common and
    common equivalent shares             $  (0.09)    $   0.09
                                         =========    =========













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